Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333- 226841, 333-233722, 333-249550, 333-251187, 333-252482 and 333-262614), Form S-3 (File Nos. 333-230742 and 333-221126) and Form S-8 (File Nos. 333-275153, 333-171181 and 333-207950) of Titan Pharmaceuticals, Inc. of our report dated April 1, 2024, relating to the financial statements of Titan Pharmaceuticals, Inc. as of and for the years ended December 31, 2023 and 2022, appearing in this Form 10-K.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey
April 1, 2024